Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 23, 2016, with respect to the consolidated financial statements and schedule included in the Annual Report of Cyanotech Corporation on Form 10-K for the year ended March 31, 2016. We consent to the incorporation by reference of said report in the Registration Statements of Cyanotech Corporation on Forms S-3 (File No. 333-42486 effective July 28, 2000, File No. 333-97755 effective August 7, 2002, and File No. 333-101401 effective November 22, 2002) and on Forms S-8 (File No. 33-63789 effective October 27, 1995, File No. 333-42484 effective July 28, 2000, File No. 333-141911 effective April 5, 2007, File No. 333-141912 effective April 5, 2007, File No. 333-154165 effective October 10, 2008 and File No. 333-179605 effective February 21, 2012 and File No. 333-198790 effective September 17, 2014).

/s/ GRANT THORNTON LLP

Irvine, California

June 23, 2016